Exhibit 99.2

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited consolidated financial statements of Tempo Holdings for the fiscal years ended December 31, 2020, 2019 and 2018, including the notes thereto, which are incorporated by reference in the Current Report on Form 8-K filed by Alight, Inc. on July 12, 2021 (the “Super 8-K”) and are referred to in this section as our “Consolidated Financial Statements.”

In addition to historical information, the following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause such differences are discussed in the section entitled “Forward-Looking Statements” in the Super 8-K and the section entitled “Risk Factors” incorporated by reference in the Super 8-K.

BUSINESS

Overview

Tempo Holding Company, LLC (“Holdco,” the “Company,” “we,” “us” or “our”) was formed under the laws of the State of Delaware on March 7, 2017. Holdco is owned by Tempo Management, LLC and certain investment funds affiliated with The Blackstone Group L.P. (“Blackstone”) and other co-investors (collectively, the “Initial Investors”). Holdco is a holding company which conducts substantially all of its business operations through a 100% owned subsidiary, Tempo Acquisition, LLC.

Tempo Acquisition, LLC was formed under the laws of the State of Delaware on February 6, 2017. On February 9, 2017, Tempo Acquisition, LLC, entered into a purchase agreement (“the Purchase Agreement”) with Aon plc (“Aon”) whereby the Company agreed to purchase all of the outstanding equity interest in certain technology-enabled human resources solutions of Aon, plus certain related assets, for a purchase price of $4.3 billion in cash payable at closing, subject to customary adjustments set forth in the Purchase Agreement plus the assumption of certain liabilities (together the “Separation”). The Separation was completed on May 1, 2017.

On July 2, 2021 (the “Closing Date”), the Company completed its previously announced business combination transaction (as amended and restated as of April 29, 2021) (the “Business Combination Agreement”) with Foley Trasimene Acquisition Corp, its wholly owned subsidiary Alight, Inc. (“Alight”), and certain other parties thereto. On the Closing Date, pursuant to the Business Combination Agreement, among other things, (i) Foley Trasimene became a subsidiary of Alight, (ii) the combined company is now organized in an “Up-C” structure. (see Note 17 – “Subsequent Events”)

We are a leading cloud-based provider of integrated digital human capital and business solutions. We have an unwavering belief that a company’s success starts with its people, and our solutions connect human insights with technology. Leveraging artificial intelligence (“AI”) and data analytics, we provide an integrated, personalized experience for employees using technology-driven solutions that unlock value for employers. Our mission-critical solutions enable employees to enrich their health, wealth and wellbeing which helps global organizations achieve a high-performance culture. We have 15,000 dedicated colleagues serving more than 30 million employees and family members.

Principal Services and Segments

During the third quarter of 2020, we realigned our Solutions segment into two separate segments: Employer Solutions and Professional Services. We currently report our results of operations in three segments: Employer Solutions, Professional Services and Hosted Business. Employer Solutions, Professional Services and Hosted Business accounted for approximately 85%, 14% and 1% of consolidated revenue for both the three and six months ended June 30, 2021, respectively, and approximately 83%, 14% and 3% and 84%, 13% and 3% of consolidated revenue for the three and six months ended June 30, 2020, respectively.

2

Employer Solutions

Employer Solutions are driven by our digital, software and AI-led capabilities and spans total employee wellbeing and engagement, including integrated benefits administration, healthcare navigation, financial health, employee wellness and payroll. These solutions are designed to support employers in effectively managing their workforce through a seamless, integrated platform. We leverage data across all interactions and activities to improve the consumer experience, reduce operational costs and better inform management processes and decision-making. In addition, employees benefit from an integrated portal and user experience, coupled with a full-service client care center, helping them manage the full life cycle of their health, wealth and careers.

Professional Services

Professional Services includes our project-based cloud deployment and consulting offerings that provide expertise with both human capital and financial platforms. Specifically, this includes cloud advisory and deployment, and optimization services for cloud platforms such as Workday, SAP SuccessFactors, Oracle, and Cornerstone OnDemand.

Hosted Business

Our Hosted Business delivers core HR and payroll services on hosted human capital management platforms, including Oracle. These services include ongoing application hosting and management of on-premise human capital management software. Our Hosted client contracts typically have five to seven year terms that include a recurring revenue model primarily based on a contracted fee charged per participant per period (e.g., monthly or annually, as applicable).

In 2014, we stopped actively pursuing new clients in our Hosted Business and instead chose to focus our strategic efforts and resources on enhancing our suite of payroll & cloud solutions to help clients realize the benefits of cloud-based solutions. While we have successfully migrated a significant number of our Hosted clients to cloud-based solutions, we continue to support a number of active Hosted clients under agreements that are scheduled to expire by 2023. Accordingly, while we will continue to perform our existing Hosted Business agreements, we do not intend to renew such agreements or enter into any new Hosted Business agreements.

Revenue and Compensation

Revenues are principally derived from fees paid by clients for services. Payment terms are consistent with current industry practice.

Technology

We deliver our solutions through a set of proprietary and partner technologies, a well-developed network of providers and a structured approach to instill and sustain enterprise-wide practices of excellence. With this in mind, there are four layers to our technology strategy, all reinforced with a critical security framework:

•	Omnichannel customer experience layer that drives a personalized approach for customers.

•	AI and analytics layer that uses data from our transactional systems, combined with client and third-party data to drive insights for clients.

•	Core transaction layer that powers our health, wealth and payroll systems.

•	Infrastructure layer to provide security, stability and performance across our application landscape.

Seasonality

Due to buying patterns and delivery of certain products in the markets we serve, particularly given the timing of annual benefits enrollment, our revenues tend to be higher in the third and fourth quarters of each year.

Licensing and Regulation

Our business activities are subject to licensing requirements and extensive regulation under the laws of countries in which we operate, including United States (“U.S.”) federal and state laws. See the discussion contained in the “Risk Factors” section incorporated by reference in our Super 8-K for information regarding how actions by regulatory authorities or changes in legislation and regulation in the jurisdictions in which we operate may have an adverse effect on our business.

Clients

We serve a broad range of clients, including Fortune 500 companies and mid-market businesses, and seek to establish high-quality, strong, long-term relationships with our clients. We proactively solicit client feedback through ongoing surveys and client councils held throughout the year, and we use this critical feedback to enhance our client services and correct course when necessary. Through these surveys, we have learned that clients value the strength and depth of our relationships, scale and breadth of our solutions and our commitment to innovation and continuous improvement.

Competition

The markets for our solutions are competitive, rapidly evolving and fragmented. Our business faces competition from other global and national companies. The market for our solutions is subject to change as a result of economic, regulatory and legislative changes, technological developments, shifting client needs and increased competition from established and new competitors.

We do not believe there is any single competitor with the breadth of our solutions, and thus our competitors vary for each of our solutions. Our traditional competitors include: Accenture, Accolade, ADP, American Well, Aon, Benefitfocus, bswift, Businessolver, Collaborative Solutions, Conduent, Deloitte, DXC Technology, eHealth, Empower, Fidelity, GoHealth, Grand Rounds, Health Advocate, HealthEquity, IBM, Intecrowd, Mercer, OneSource, Paychex, PWC, Quantum Health, SD Worx, TCS, Teladoc, Vanguard, Voya, Willis Towers Watson, and Workday.

We compete primarily on the basis of product and service quality, technology, breadth of offerings, ease of use and accessibility of technology, data protection, innovation, trust and reliability, price, and reputation.

EXECUTIVE SUMMARY OF FINANCIAL RESULTS

The following table sets forth our historical results of operations for the periods indicated below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2021	2020	2021	2020
Revenue	$672	$647	$1,361	$1,340
Cost of services, exclusive of depreciation and amortization	436	444	888	906
Depreciation and amortization	19	16	38	29

Gross Profit	217	187	435	405
Operating Expenses
Selling, general and administrative	105	112	222	236
Depreciation and intangible amortization	56	57	111	113

Total operating expenses	161	169	333	349
Operating Income	56	18	102	56
Interest expense	61	53	123	111
Other expense (income), net	1	(5)	9	(4)

Loss Before Income Tax Benefit	(6)	(30)	(30)	(51)
Income tax benefit	(2)	(5)	(5)	(5)

Net Loss	$(4)	$(25)	$(25)	$(46)

REVIEW OF RESULTS

Key Components of Our Operations

Revenue

Our clients’ demand for our services ultimately drives our revenues. We generate primarily all of our revenue, which is highly recurring, from fees for services provided from contracts across all solutions, which is primarily based on a contracted fee charged per participant per period (e.g., monthly or annually, as applicable). Our contracts typically have three to five-year terms for ongoing services with mutual renewal options. Substantially all of the Company’s revenue is recognized over time when control of the promised services is transferred and the customers simultaneously receive and consume the benefits of our services. Payment terms are consistent with industry practice. We calculate growth rates for each of our solutions in relation to recurring revenues and revenues from project work. One of the components of our growth in recurring revenues is the increase in net commercial activity which reflects items such as client wins and losses (“Net Commercial Activity”). We define client wins as sales to new clients and sales of new solutions to existing clients. We define client losses as instances where clients do not renew or terminate their arrangements in relation to individual solutions or all of the solutions that we provide.

Cost of Services, exclusive of Depreciation and Amortization

Cost of services, exclusive of depreciation and amortization includes compensation-related and vendor costs directly attributable to client-related services and costs related to application development and client-related infrastructure.

Depreciation and Amortization

Depreciation and amortization expenses include the depreciation and amortization related to our hardware, software and application development. Depreciation and amortization may increase or decrease in absolute dollars in future periods depending on the future level of capital investments in hardware, software and application development.

Selling, General and Administrative

Selling, general and administrative expenses include compensation-related costs for administrative and management employees, system and facilities expenses, and costs for external professional and consulting services.

Depreciation and Intangible Amortization

Depreciation and intangible amortization expenses consist of charges relating to the depreciation of the property and equipment used in our business and the amortization of acquired customer related and contract based intangible assets and technology related intangible assets. Depreciation and intangible amortization may increase or decrease in absolute dollars in future periods depending on the future level of capital investments in hardware and other equipment as well as amortization expense associated with future acquisitions.

Interest Expense

Interest expense primarily includes interest expense related to our outstanding debt.

Other Expense (income), net

Other expense (income), net includes non-operating expenses and income including realized currency translation.

Non-GAAP Financial Measures

The presentation of non-GAAP financial measures is used to enhance our investors’ and lenders’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with U.S. GAAP. Management also uses supplemental non-GAAP financial measures to manage and evaluate the business, make planning decisions, allocate resources and as performance measures for Company-wide bonus plans and executive compensation plans. These key financial measures provide an additional view of our operational performance over the long-term and provide useful information that we use in order to maintain and grow our business.

Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used by us and our investors and lenders to provide useful supplemental information that enables a better comparison of our performance across periods. Adjusted EBITDA provides visibility to the underlying operating performance by excluding the impact of certain items, including interest expense, income taxes, depreciation of fixed assets, amortization of intangible assets, share-based compensation, expenses related to restructuring and integration plan, expenses related to transformation initiatives, and other adjustments, because management does not believe these expenses are representative of our core earnings. Additionally, Adjusted EBITDA less Capital Expenditures is a non-GAAP measure that is used by us, our investors and our lenders to evaluate our core operating performance.

Adjusted EBITDA has limitations as an analytical tool, and this measure should not be considered either in isolation or as a substitute for net income or other methods of analyzing our results as reported under U.S. GAAP. Some of the limitations are:

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs or contractual commitments;

•	Adjusted EBITDA does not reflect our interest expense or the cash requirements to service interest or principal payments on our indebtedness;

•	Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;

•	Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;

•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	other companies may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures should not be considered as discretionary cash available to us to reinvest in the growth of our business or to distribute to stockholders or as a measure of cash that will be available to us to meet our obligations.

A reconciliation of Adjusted EBITDA to Net Loss is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2021	2020	2021	2020
Net Loss	$(4)	$(25)	$(25)	$(46)
Interest expense	61	53	123	111
Income tax benefit	(2)	(5)	(5)	(5)
Depreciation	25	23	49	42
Intangible amortization	50	50	100	100

EBITDA	130	96	242	202
Share-based compensation	3	2	5	4
Non-recurring professional expenses(1)	9	—	18	—
Transformation initiatives(2)	—	8	—	11
Restructuring	2	22	9	47
Other(3)	1	8	4	20

Adjusted EBITDA	$145	$136	$278	$284

(1)	Non-recurring professional expenses primarily includes external advisor costs related to the Company’s Business Combination Agreement completed on July 2, 2021 (see Note 17 – “Subsequent Events”).
(2)	Transformation initiatives in fiscal year 2020 includes expenses related to enhancing our data center.
(3)	Other primarily includes long-term incentive expenses and expenses related to acquisitions in fiscal year 2020.

A reconciliation of Adjusted EBITDA less Capital Expenditures to Cash provided by operating activities is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2021	2020	2021	2020
Cash provided by operating activities	$19	$34	$58	$20
Interest expense	61	53	123	111
Income tax benefit	(2)	(5)	(5)	(5)
Capital expenditures	(28)	(22)	(55)	(47)
Financing fee amortization and other non-cash items	(4)	(3)	(10)	(11)
Noncash lease expense	(6)	(8)	(10)	(16)
Non-recurring professional expenses	9	—	18	—
Transformation initiatives	—	8	—	11
Restructuring	2	22	9	47
Other	1	8	4	20
Change in operating assets and liabilities	65	27	91	107

Adjusted EBITDA less Capital Expenditures	$117	$114	$223	$237

Results of Operations for The Three Months Ended June 30, 2021 Compared to The Three Months Ended June 30, 2020

Revenue

Revenues were $672 million for the three months ended June 30, 2021 as compared to $647 million for the prior year period. The increase of $25 million reflects growth of 5% in our Employer Solutions segment and 3% in our Professional Services segment, partially offset by, a decline of 39% in our Hosted Business segment. During the third quarter of 2020, we began measuring revenue growth as it relates to the cloud-based products and solutions that are central to our Alight Worklife platform and next-generation product suite, Business Process as a Service (“BPaaS”) Solutions. These products capitalize on our robust data combined with artificial intelligence & analytics to deliver greater employee engagement and employer outcomes. BPaaS products and services span across both the Employer Solutions and Professional Services segments and for the three months ended June 30, 2021, we recorded BPaaS revenue of $94 million which represents growth of 19% compared to the prior year period. In addition, we also consider bookings, defined as total contract value for customer agreements executed in the period, to be a key indicator of future revenue growth and used as a metric of commercial activity by management and investors. For the three months ended June 30, 2021, total bookings and BPaaS bookings of $435 million and $240 million, respectively, represent growth of 14% and 287%, respectively, compared to the prior year period.

Recurring revenues increased by $25 million, or 5%, from $533 million to $558 million and are related to growth in both Employer Solutions and Professional Services, partially offset by a decline in the Hosted Business. Project revenues remained flat at $114 million, related to a growth in Employer Solutions, offset by a decline in Professional Services.

Cost of Services, exclusive of Depreciation and Amortization

Cost of services, exclusive of depreciation and amortization decreased $8 million, or 2%, for the three months ended June 30, 2021 as compared to the prior year period. The decrease was primarily driven by $6 million of lower costs in the Hosted business as clients transition to cloud-based services and lower expenses related to productivity initiatives, including the impact of lower restructuring and integration related costs, partially offset by increases in costs associated with the growth in current and future revenues.

Selling, General and Administrative

Selling, general and administrative expenses decreased $7 million, or 6%, for the three months ended June 30, 2021 as compared to the prior year period. The decrease was primarily driven by lower expenses related to productivity initiatives, including the impact of lower restructuring and integration related costs, partially offset by non-recurring professional expenses related to costs incurred in relation to the Company’s Business Combination Agreement completed in the third quarter of 2021 and higher costs related to investments in commercial functions.

Interest Expense

Interest expense increased $8 million, or 15%, for the three months ended June 30, 2021 as compared to the prior year period. The increase was primarily due to incremental interest associated with the additional unsecured and secured senior notes issued in the second half of 2020. See Note 8 “Debt” for further information.

Loss before Income Tax Benefit

Loss before income tax benefit was $6 million for the three months ended June 30, 2021, a decrease of $24 million compared to $30 million for the three months ended June 30, 2020, due to the drivers identified above.

Income Tax Benefit

Income tax benefit was $2 million for the three months ended June 30, 2021, as compared to $5 million in the prior year period. The effective tax rate for the three months ended June 30, 2021 was approximately (34)% and was primarily driven by foreign and state income taxes payable in jurisdictions where the Company had operations that generated operating income. See Note 7 “Income Taxes” for further information.

Results of Operations for The Six Months Ended June 30, 2021 Compared to The Six Months Ended June 30, 2020

Revenue

Revenues were $1,361 million for the six months ended June 30, 2021 as compared to $1,340 million for the prior year period. The increase of $21 million reflects growth of 3% in our Employer Solutions segment and 3% in our Professional Services segment, partially offset by a decline of 50% in our Hosted Business segment. During the third quarter of 2020, we began measuring revenue growth as it relates to the cloud-based products and solutions that are central to our Alight Worklife platform and next-generation product suite, BPaaS Solutions. These products capitalize on our robust data combined with artificial intelligence & analytics to deliver greater employee engagement and employer outcomes. BPaaS products and services span across both the Employer Solutions and Professional Services segments and for the six months ended June 30, 2021, we recorded BPaaS revenue of $187 million which represents growth of 17% compared to the prior year period. In addition, we also consider bookings, defined as total contract value for customer agreements executed in the period, to be a key indicator of future revenue growth and used as a metric of commercial activity by management and investors. For the six months ended June 30, 2021, total bookings and BPaaS bookings of $762 million and $280 million, respectively, represent growth of 14% and 268%, respectively, compared to the prior year period.

Recurring revenues increased by $20 million, or 2%, from $1,110 million to $1,130 million and are related to growth in both Employer Solutions and Professional Services, partially offset by a decline in the Hosted Business. Project revenues increased by $1 million, or less than 1%, from $230 million to $231 million and are related to growth in Employer Solutions, partially offset by a decline in Professional Services.

Cost of Services, exclusive of Depreciation and Amortization

Cost of services, exclusive of depreciation and amortization decreased $18 million, or 2%, for the six months ended June 30, 2021 as compared to the prior year period. The decrease was primarily driven by $12 million of lower costs in the Hosted business as clients transition to cloud-based services and lower expenses related to productivity initiatives, including the impact of lower restructuring and integration related costs, partially offset increases in costs associated with the growth in current and future revenues.

Selling, General and Administrative

Selling, general and administrative expenses decreased $14 million, or 6%, for the six months ended June 30, 2021 as compared to the prior year period. The decrease was primarily driven by lower expenses related to productivity initiatives, including the impact of lower restructuring and integration related costs, partially offset by non-recurring professional expenses related to costs incurred in relation to the Company’s Business Combination Agreement completed in the third quarter of 2021 and higher costs related to investments in commercial functions.

Interest Expense

Interest expense increased $12 million, or 11%, for the six months ended June 30, 2021 as compared to the prior year period. The increase was primarily due to incremental interest associated with the additional unsecured and secured senior notes issued in the second half of 2020, partially offset by lower interest expense on our Term Loan due to movement in market rates. See Note 8 “Debt” for further information.

Loss before Income Tax Benefit

Loss before income tax benefit was $30 million for the six months ended June 30, 2021, a decrease of $21 million compared to $51 million for the six months ended June 30, 2020, due to the drivers identified above.

Income Tax Benefit

Income tax benefit was $5 million for the six months ended June 30, 2021, as compared to $5 million in the prior year period. The effective tax rate for the six months ended June 30, 2021 was approximately (17)% and was primarily driven by foreign and state income taxes payable in jurisdictions where the Company had operations that generated operating income. See Note 7 “Income Taxes” for further information.

Segment Revenue and Adjusted EBITDA

Employer Solutions Results

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2021	2020	2021	2020
Employer Solutions Revenue
Recurring revenue	$516	$489	$1,049	$1,018
Project revenue	53	51	107	101

Total Employer Solutions Revenue	$569	$540	$1,156	$1,119
Employer Solutions Gross Profit	$191	$160	$392	$353
Employer Solutions Gross Profit Margin	34%	30%	34%	32%
Employer Solutions Adjusted EBITDA	$138	$127	$274	$269
Employer Solutions Adjusted EBITDA Margin	24%	24%	24%	24%

Employer Solutions Segment Results of Operations for The Three Months Ended June 30, 2021 Compared to The Three Months Ended June 30, 2020

Employer Solutions Revenue

Employer Solutions total revenues were $569 million for the three months ended June 30, 2021 as compared to $540 million for the prior year period. The overall increase of $29 million was due to an increase of recurring revenues of $27 million, or 6%, from $489 million to $516 million as a result of Net Commercial Activity and transitions from our Hosted Business to cloud-based services, and an increase in project revenues of $2 million, or 4%, from $51 million to $53 million.

Employer Solutions Gross Profit

Employer Solutions Gross Profit was $191 million for the three months ended June 30, 2021, as compared to $160 million for the prior year period. The increase of $31 million, or 19%, was primarily due to revenue growth as discussed above and lower expenses related to productivity initiatives, including the impact of lower restructuring and integration related costs, partially offset by increases in costs associated with growth of current and future revenues.

Employer Solutions Adjusted EBITDA

Employer Solutions Adjusted EBITDA was $138 million for the three months ended June 30, 2021, as compared to $127 million for the prior year period. The increase of $11 million was primarily due to revenue growth offset by increases in costs associated with growth of current and future revenues, including investments in our commercial functions and technology.

Employer Solutions Segment Results of Operations for The Six Months Ended June 30, 2021 Compared to The Six Months Ended June 30, 2020

Employer Solutions Revenue

Employer Solutions total revenues were $1,156 million for the six months ended June 30, 2021 as compared to $1,119 million for the prior year period. The overall increase of $37 million was due to an increase of recurring revenues of $31 million, or 3%, from $1,018 million to $1,049 million as a result of Net Commercial Activity and transitions from our Hosted Business to cloud-based services, and an increase in project revenues of $6 million, or 6%, from $101 million to $107 million.

Employer Solutions Gross Profit

Employer Solutions Gross Profit was $392 million for the six months ended June 30, 2021, as compared to $353 million for the prior year period. The increase of $39 million, or 11%, was primarily due to revenue growth as discussed above and lower expenses related to productivity initiatives, including the impact of lower restructuring and integration related costs, partially offset by increases in costs associated with growth of current and future revenues.

Employer Solutions Adjusted EBITDA

Employer Solutions Adjusted EBITDA was $274 million for the six months ended June 30, 2021, as compared to $269 million for the prior year period. The increase of $5 million was primarily due to revenue growth offset by increases in costs associated with growth of current and future revenues, including investments in our commercial functions and technology.

Professional Services Results

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2021	2020	2021	2020
Professional Services Revenue
Recurring revenue	$31	$26	$60	$50
Project revenue	61	63	124	129

Total Professional Services Revenue	$92	$89	$184	$179
Professional Services Gross Profit	$26	$26	$46	$47
Professional Services Gross Profit Margin	28%	29%	25%	26%
Professional Services Adjusted EBITDA	$7	$9	$7	$11
Professional Services Adjusted EBITDA Margin	8%	10%	4%	6%

Professional Services Segment Results of Operations for The Three Months Ended June 30, 2021 Compared to The Three Months Ended June 30, 2020

Professional Services Revenue

Professional Services total revenues were $92 million for the three months ended June 30, 2021 as compared to $89 million for the prior year period. The overall increase of $3 million was due to an increase of recurring revenues of $5 million, or 19%, from $26 million to $31 million as a result of increases in Net Commercial Activity, partially offset by a decrease in project revenues of $2 million, or 3%, from $63 million to $61 million.

Professional Services Gross Profit

Professional Services Gross Profit was $26 million for both the three months ended June 30, 2021 and the prior year period The revenue growth as discussed above was offset by increases in costs associated with growth of current and future revenues.

Professional Services Adjusted EBITDA

Professional Services Adjusted EBITDA was $7 million for the three months ended June 30, 2021, as compared to $9 million for the prior year period. The decrease of $2 million was primarily due to increases in costs associated with growth of current and future revenues, including investments in our commercial functions, which outpaced revenue growth as discussed above.

Professional Services Segment Results of Operations for The Six Months Ended June 30, 2021 Compared to The Six Months Ended June 30, 2020

Professional Services Revenue

Professional Services total revenues were $184 million for the six months ended June 30, 2021 as compared to $179 million for the prior year period. The overall increase of $5 million was due to an increase of recurring revenues of $10 million, or 20%, from $50 million to $60 million as a result of increases in Net Commercial Activity, partially offset by a decrease in project revenues of $5 million, or 4%, from $129 million to $124 million.

Professional Services Gross Profit

Professional Services Gross Profit was $46 million for the six months ended June 30, 2021, as compared to $47 million for the prior year period. The decrease of $1 million, or 2%, was primarily due to revenue growth as discussed above, partially offset by increases in costs associated with growth of current and future revenues.

Professional Services Adjusted EBITDA

Professional Services Adjusted EBITDA was $7 million for the six months ended June 30, 2021, as compared to $11 million for the prior year period. The decrease of $4 million was primarily due to increases in costs associated with growth of current and future revenues, including investments in our commercial functions, which outpaced revenue growth as discussed above.

Hosted Business Results

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2021	2020	2021	2020
Hosted Business Revenue
Recurring revenue	$11	$18	$21	$42

Total Hosted Business Revenue	11	18	$21	$42
Hosted Business Gross Profit	$—	$1	$(3)	$5
Hosted Business Gross Profit Margin	0%	6%	-14%	12%
Hosted Business Adjusted EBITDA	$—	$—	$(3)	$4
Hosted Business Adjusted EBITDA Margin	0%	0%	-14%	10%

Hosted Business Segment Results of Operations for the Three Months Ended June 30, 2021 Compared to the Three Months Ended June 30, 2020

Hosted Business Revenue

Hosted Business revenues were $11 million for the three months ended June 30, 2021 as compared to $18 million for the prior year period. The decrease of $7 million was due to transitions from our Hosted Business to cloud-based services.

Hosted Business Gross Profit

Hosted Business Gross Profit was immaterial for the three months ended June 30, 2021, as compared to $1 million for the prior year period. The decrease of $1 million was primarily due to transitions from our Hosted Business to cloud-based services.

Hosted Business Adjusted EBITDA

Hosted Business Adjusted EBITDA was immaterial for both the three months ended June 30, 2021 and the prior year period. This is driven by a decrease in revenue during the period from the continued transition from our Hosted Business to cloud-based services, offset by a decrease in costs during the period.

Hosted Business Segment Results of Operations for the Six Months Ended June 30, 2021 Compared to the Six Months Ended June 30, 2020

Hosted Business Revenue

Hosted Business revenues were $21 million for the six months ended June 30, 2021 as compared to $42 million for the prior year period. The decrease of $21 million was due to transitions from our Hosted Business to cloud-based services.

Hosted Business Gross Profit

Hosted Business Gross Profit was ($3) million for the six months ended June 30, 2021, as compared to $5 million for the prior year period. The decrease of $8 million was primarily due to transitions from our Hosted Business to cloud-based services.

Hosted Business Adjusted EBITDA

Hosted Business Adjusted EBITDA was ($3) million for the six months ended June 30, 2021 as compared to $4 million for the prior year period. The decrease of $7 million was driven by a decrease in revenue during the period from the continued transition from our Hosted Business to cloud-based services, which outpaced a decrease in costs during the period.

LIQUIDITY AND FINANCIAL CONDITION

Liquidity

Executive Summary

Our primary sources of liquidity include our existing cash and cash equivalents, cash flows from operations and availability under our revolving credit facility. Our primary uses of liquidity are operating expenses, funding of our debt requirements, and capital expenditures.

We believe that our available cash and cash equivalents, cash flows from operations and availability under our revolving credit facility will be sufficient to meet our liquidity needs, including principal and interest payments on debt obligations, capital expenditures, and anticipated working capital requirements for the foreseeable future. We believe our liquidity position at June 30, 2021 remains strong and as we continue to operate in a period of uncertain economic conditions related to COVID-19 we will continue to closely monitor and proactively manage our liquidity as economic conditions change.

Cash on our balance sheet includes funds available for general corporate purposes. Funds held on behalf of clients in a fiduciary capacity are segregated and shown in Fiduciary assets on the Condensed Consolidated Balance Sheets as of June 30, 2021 and December 31, 2020, with a corresponding amount in Fiduciary liabilities. Fiduciary funds are not used for general corporate purposes and are not a source of liquidity for us.

The following table provides a summary of cash flows from operating, investing, and financing activities for the periods presented.

	Six Months Ended
	June 30,
(in millions)	2021	2020
Cash provided by operating activities	$58	$20
Cash used for investing activities	(55)	(44)
Cash (used for) provided by financing activities	(64)	308
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(3)

Net (decrease) increase in cash, cash equivalents and restricted cash	(61)	281
Cash, cash equivalents, and restricted cash at end of period	$1,475	$1,266

Operating Activities

Net cash provided by operating activities increased $38 million to $58 million for the six months ended June 30, 2021 from $20 million for the prior year period, driven by decreases in net loss and working capital requirements.

Investing Activities

Cash used for investing activities for the six months ended June 30, 2021 was $55 million, driven by capital expenditures.

Cash used for investing activities for the six months ended June 30, 2020 was $44 million. The primary driver of the cash flow used for investing activities was $47 million of capital expenditures.

Financing Activities

Cash used for financing activities for the six months ended June 30, 2021 was $64 million. The primary drivers of the cash used for financing activities were loan repayments of $124 million, finance lease payments of $17 million, payments for settlements related to interest rate swaps of $14 million, unit repurchases of $2 million, and payments for contingent consideration of $1 million, partially offset by bank borrowings of $110 million. Net cash flows from financing activities also changed due to a net decrease in the cash flow from client funds obligations of $15 million, primarily due to timing of client funding and subsequent disbursement of payments.

Cash provided by financing activities for the six months ended June 30, 2020 was $308 million. The primary drivers of the cash provided by financing activities were bank borrowings of $401 million, offset by loan repayments of $111 million, finance lease payments of $11 million, payments for settlements related to interest rate swaps of $7 million, financing fees related to borrowings $4 million, unit repurchases of $3 million and payments for contingent consideration of $1 million. Net cash flows from financing activities also changed due to a net increase in the cash flow from client funds obligations of $46 million, primarily due to timing of client funding and subsequent disbursement of payments.

Cash, Cash Equivalents and Fiduciary Assets

At June 30, 2021, our cash and cash equivalents were $460 million, a decrease of $46 million from December 31, 2020. Of the total balances of cash and cash equivalents as of June 30, 2021 and December 31, 2020, none of the balances were restricted as to its use.

Some of our client agreements require us to hold funds on behalf of clients to pay obligations on their behalf. The levels of Fiduciary assets and liabilities can fluctuate significantly, depending on when we collect the amounts from clients and make payments on their behalf. Such funds are not available to service our debt or for other corporate purposes. There is typically a short period of time between when the Company receives funds and when it pays obligations on behalf of clients. We are entitled to retain investment income earned on fiduciary funds, when investment strategies are deployed, in accordance with industry custom and practice, which has historically been immaterial. In our Condensed Consolidated Balance Sheets, the amount we report for Fiduciary assets and Fiduciary liabilities are equal. Our Fiduciary assets included cash of $1,015 million and $1,030 million at June 30, 2021 and December 31, 2020, respectively.

Other Liquidity Matters

Our cash flows from operations, borrowing availability and overall liquidity are subject to risks and uncertainties. For further information, see the “Risk Factors” section incorporated by reference in our Super 8-K.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The following table reflects a summary of obligations and commitments outstanding as of June 30, 2021:

		Less than	1-3	3-5	More than
(in millions)	Total	1 year(1)	years	years	5 years
Contractual cash obligations:
Debt(2)(3)	$4,137	$24	$52	$2,184	$1,877
Operating Leases	230	23	83	62	62
Finance Leases	77	10	48	19	—
Purchase obligations(4)	106	11	52	36	7
Service obligations(5)	1,173	67	288	316	502

Total	$5,723	$135	$523	$2,617	$2,448

(1)	The amounts presented as of June 30, 2021 for less than 1 year reflect the obligations and commitments outstanding for the remainder of 2021.
(2)

Interest incurred on amounts we borrow is based on relative borrowing levels, fluctuations in the variable interest rates and the spread we pay over those interest rates. As such, we are unable to quantify our future obligations relating to interest and therefore no amounts have been included in the above table.

(3)	Financing fees have been excluded from the debt obligation as these amounts do not represent the future cash obligation for the related debt.
(4)

Purchase obligations consist primarily of purchases of information technology assets and services that is enforceable and legally binding on us and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.

(5)

Service obligations include non-cancellable service obligations to our strategic partnership with Wipro. We may terminate our arrangement with Wipro with cause or for our convenience. In the case of a termination for convenience, we would be required to pay a termination fee. If we had terminated the Wipro arrangement on June 30, 2021, we estimate that the termination charges would have been at least $386 million.

OFF BALANCE SHEET ARRANGEMENTS

We do not have any off balance sheet arrangements.

CRITICAL ACCOUNTING POLICIES

There have been no material changes to our critical accounting policies and estimates from the information provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alight—Critical Accounting Policies” incorporated by reference in our Super 8-K.

NEW ACCOUNTING PRONOUNCEMENTS

Recently issued accounting pronouncements may be relevant to our operations but have not yet been adopted are outlined in Note 2 “Accounting Policies and Practices” within the Consolidated Financial Statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to potential fluctuations in earnings, cash flows, and the fair values of certain of our assets and liabilities due to changes in interest rates. To manage the risk from this exposure, we enter into a variety of hedging arrangements. We do not enter into derivatives or financial instruments for trading or speculative purposes. We are not subject to significant foreign exchange rate risk.

A discussion of our accounting policies for hedging activities is outlined in Note 2 “Accounting Policies and Practices” within the Consolidated Financial Statements.

LEGAL PROCEEDINGS

We are a party to a variety of legal proceedings that arise in the normal course of our business. While the results of these legal proceedings cannot be predicted with certainty, we believe that the final outcome of these proceedings will not have a material adverse effect, individually or in the aggregate, on our results of operations or financial condition.

RISK FACTORS

There have been no material changes to the risk factors previously disclosed the “Risk Factors” section incorporated by reference in our Super 8-K.